UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 19, 2014
Date of Earliest Event Reported: March 17, 2014

VERTEX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-11476	94-3439569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 Gemini Street
Suite 250
Houston, Texas 77058
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (866) 660-8156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

    On March 17, 2014, Vertex Energy, Inc. (the “Company”, “Vertex”, “we” or “us”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) by and among the Company, Vertex Refining LA, LLC and Vertex Refining NV, LLC, both newly-formed wholly-owned subsidiaries of the Company, Omega Refining, LLC (“Omega Refining”), Bango Refining NV, LLC (“Bango Refining”) and Omega Holdings Company LLC (“Omega Holdings” and collectively with Omega Refining and Bango Refining, “Omega” or the “sellers”).

    Pursuant to the Purchase Agreement, we agreed to acquire certain of Omega’s assets related to (1) the operation of oil re-refineries and, in connection therewith, purchasing used lubricating oils and re-refining such oils into processed oils and other products for the distribution, supply and sale to end-customers and (2) the provision of related products and support services.  Specifically, the assets include Omega’s Marrero, Louisiana and Bango, Nevada, re-refineries (which re-refine approximately 80 million gallons of used motor oil per year).  Additionally, the Marrero, Louisiana plant produces vacuum gas oil (VGO) and the Bango, Nevada plant produces base lubricating oils.  Omega also operates Golden State Lubricants Works, LLC (“Golden State”), a strategic blending and storage facility located in Bakersfield, California, which is included in the acquisition.  In connection with the acquisition, we will also be acquiring certain of Omega’s prepaid assets and inventory.

    The acquisition is planned to close in two separate closings, the first of which relating to the acquisition of Omega Refining and ownership of Golden State, is expected to close by April 1, 2014 (the “Initial Closing”), and the second of which relating to the acquisition of Bango Refining, is expected to close on or around August 2014, subject to certain closing conditions being met (the “Final Closing“).  Vertex’s obligation to consummate the Final Closing is subject to among other things, that the Bango plant operated by Bango Refining be fully restored and operational, as well as the plant meeting certain used motor oil proceeding run rates and that there is no adverse claims or legal proceedings related to an accident that occurred at the Bango plant in December 2013.

    The purchase price payable at the Initial Closing is $30,750,000 in cash and the issuance of 500,000 shares of our common stock, subject to adjustment in the event minimum inventory levels are not met at closing.  Additionally, we have agreed to assume certain capital lease obligations and other liabilities relating to contracts and leases of Omega Refining.

    The amount due at the Final Closing, in consideration for the acquisition of Bango Refining, will be the assumption of the Bango Note (defined below), the issuance of 1,500,000 shares of Vertex’s common stock of which 1,000,000 shares (with an agreed value of $3.2301 per share or $3,230,100) will be held in escrow and used to satisfy indemnification claims, and are further subject to adjustment in the event minimum inventory levels are not delivered at the Final Closing, and the assumption of certain capital lease obligations and other liabilities relating to contracts and leases of Bango Refining.  A portion of the Escrow Shares will be released from escrow, subject to outstanding claims, on September 15, 2015, and the remainder will be released on the 18 month anniversary of the Final Closing.  Subject to certain negotiated exceptions for excluded liabilities, taxes and other fundamental items, the sellers’ indemnification obligations are capped at $5 million.

           Vertex is also obligated to provide the sellers with a $1.6 million short term line of credit, bearing 9.5% interest per year, to fund the operations of Bango Refining between the Initial Closing and Final Closing.  The line of credit must be paid down to a maximum balance of $600,000 at the Final Closing and must be fully repaid on or before March 31, 2015. Additionally, Vertex is to receive a secured promissory note jointly issued by Omega Refining and Bango Refining, equal to the amount that the consideration paid by Vertex at the Initial Closing exceeds 2/3rd of the total enterprise value of Omega (estimated to be in the amount of approximately $5.7 million to $5.8 million), which will not accrue any interest for six months and will accrue interest at the rate of 9.5% thereafter and will be due on the Final Closing date (the “Bango Note”).  Finally, Vertex will provide an interim loan of up to $1.25 million between the Initial Closing and Final Closing to Bango Refining in order for that entity to complete certain capital expenditures, which will increase the outstanding Bango Note amount which will be satisfied at the Final Closing.

    The consideration payable in connection with the acquisition is subject to customary adjustments prior to the closings depending on certain criteria, including the amount of inventory delivered by the sellers at the closings.

    The sellers also have the right to earn additional earn-out consideration in the event certain EBITDA targets are met by (a) Bango Refining during the years ended December 31, 2015 and 2016 (which targets begin at $3.5 million of EBITDA per year), of up to an aggregate of $9 million (payable in shares of the Company’s common stock equal to the volume-weighted average of the regular session closing prices per share of the Company’s common stock on the NASDAQ Capital Market for the ten (10) consecutive trading days prior to the applicable due date of such payments, provided, however, in no event shall the VWAP be less than $3.15 per share or more than $10.00 per share, as adjusted for any stock splits or recapitalizations) and (b) Omega Refining during any twelve month period during the eighteen month period commencing on the first day of the first full calendar month following the Initial Closing date (which targets begin at $8 million of EBITDA during such twelve month period) of up to 940,995 shares of common stock of the Company, in each case subject to adjustment for certain capital expenditures.  Notwithstanding the above, the maximum number of shares of common stock to be issued pursuant to the Purchase Agreement cannot (i) exceed 19.9% of the outstanding shares of common stock outstanding on March 17, 2014, (ii) exceed 19.9% of the combined voting power of the Company on March 17, 2014, or (iii) otherwise exceed such number of shares of common stock that would violate applicable listing rules of the NASDAQ Stock Market in the event the the Company’s stockholders do not approve the issuance of such shares (the “Share Cap”).  In the event the number of shares to be issued under the Purchase Agreement exceeds the Share Cap, then the Company is required to instead pay any such additional consideration in cash or obtain the approval of the Company’s stockholders under applicable rules and requirements of the NASDAQ Capital Market for the additional issuance of shares.

    Finally, pursuant to the acquisition, (a) the sellers will agree to enter into a non-competition agreement whereby they will agree not to compete against Vertex in connection with the acquired businesses, or to solicit active customers of the acquired businesses for a period of five years and (b) certain of the employees of the sellers will agree to enter into three year employment agreements with Vertex’s newly formed subsidiaries.

    Additionally, we are required to file a registration statement within thirty days of the Initial Closing and obtain effectiveness of the registration statement within ninety days of the filing date, registering the shares of common stock issuable to Omega in connection with the acquisition.  In the event we fail to file the registration statement or obtain effectiveness of the registration within the time periods set forth in the Purchase Agreement, we are required to pay damages for each thirty (30) day period until cured, equal to that number of shares of common stock as equals 1% of the aggregate number of shares of common stock issued to Omega, however, we are not obligated to pay any liquidated damages if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases or actions taken by the Securities and Exchange Commission.

    The Purchase Agreement may be terminated at any time prior to the Initial Closing by mutual written agreement of the parties; by us or Omega (provided the terminating party is not in breach of the Purchase Agreement), if the Initial Closing has not been consummated by April 15, 2014; by any party if the transactions contemplated by the Purchase Agreement become illegal or are prohibited by law; by the non-breaching party if either the Company or Omega materially breaches their obligations under the Purchase Agreement, and if capable of being cured, is not cured within the time periods set forth in the Purchase Agreement.

    The closings are subject to the satisfaction of certain customary closing conditions, including, but not limited to Vertex raising the funds required to complete the acquisition, which may not be available on favorable terms, if at all. The Purchase Agreement contains customary representations, warranties, covenants and indemnities by the parties thereto. Craig-Hallum Capital Group LLC is acting as exclusive financial advisor to Vertex in connection with the acquisition and [has provided/will provide] a fairness opinion to the Vertex Board of Directors in connection with the transaction.

    The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 7.01 REGULATION FD DISCLOSURE.

    The Company filed a press release relating to the Purchase Agreement on March 19, 2014, and the Company will give an online presentation at 9:00 A.M., Houston, Time on Thursday, March 20, 2014 in connection with Purchase Agreement and the transactions contemplated thereby. The press release is furnished as Exhibit 99.1 to this Form 8-K, and information on how to access the presentation can be found in the press release and a copy of the presentation is attached as Exhibit 99.2 hereto.

    The information responsive to Item 7.01 of this Form 8-K and Exhibits 99.1 and 99.2, attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, except as expressly set forth by specific reference in such a filing. The furnishing of this Report is not intended to constitute a determination by the Company that the information is material or that the dissemination of the information is required by Regulation FD.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

2.1*	Asset Purchase Agreement by and among Vertex Energy, Inc.. Vertex Refining LA, LLC, Vertex Refining NV, LLC, Omega Refining, LLC, Bango Refining NV, LLC and Omega Holdings Company LLC (March 17, 2014)
99.1**	Press Release dated March 19, 2014
99.2**	Presentation

* Filed herewith.
** Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

VERTEX ENERGY, INC.

Date: March 19, 2014	By: /s/ Chris Carlson
Chris Carlson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Asset Purchase Agreement by and among Vertex Energy, Inc.. Vertex Refining LA, LLC, Vertex Refining NV, LLC, Omega Refining, LLC, Bango Refining NV, LLC and Omega Holdings Company LLC (March 17, 2014)
99.1**	Press Release dated March 19, 2014
99.2**	Presentation

* Filed herewith.
 ** Furnished herewith.